Exhibit 99.2
Texas Eastern Products Pipeline Company, LLC and Subsidiaries
Unaudited Consolidated Financial Statements
For the Three Months Ended March 31, 2007 and 2006

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

i

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	March 31,	December 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$78	$119
Accounts receivable, trade (net of allowance for doubtful accounts of $103 and $100)	776,570	852,816
Accounts receivable, related parties	11,046	11,788
Inventories	63,834	72,193
Other	29,067	29,843

Total current assets	880,595	966,759

Property, plant and equipment, at cost (net of accumulated depreciation and amortization of $526,533 and $509,889)	1,650,547	1,642,095
Equity investments	997,559	1,039,710
Intangible assets	179,499	185,410
Goodwill	15,506	15,506
Other assets	73,253	72,661

Total assets	$3,796,959	$3,922,141

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued liabilities	$780,131	$855,306
Accounts payable, related parties	45,889	34,885
Accrued interest	15,667	35,523
Other accrued taxes	13,649	14,482
Other	23,735	36,776

Total current liabilities	879,071	976,972

Senior notes	1,112,802	1,113,287
Other long-term debt	399,500	490,000
Deferred tax liability	10	652
Other long term liabilities, related party	—	1,814
Other liabilities and deferred credits	19,330	19,461
Minority interest	1,460,465	1,405,559
Member’s equity (deficit):
Accumulated other comprehensive income	969	426
Member’s equity (deficit)	(75,188)	(86,030)

Total member’s equity (deficit)	(74,219)	(85,604)

Total liabilities and member’s equity (deficit)	$3,796,959	$3,922,141

See Notes to Unaudited Consolidated Financial Statements.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME AND COMPREHENSIVE INCOME
(Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	March 31,
	2007	2006
Operating revenues:
Sales of petroleum products	$1,850,128	$2,396,346
Transportation – Refined products	37,135	31,799
Transportation – LPGs	36,053	29,421
Transportation – Crude oil	10,790	8,923
Transportation – NGLs	10,941	10,653
Gathering – Natural gas	15,408	41,375
Other	17,974	17,852

Total operating revenues	1,978,429	2,536,369

Costs and expenses:
Purchases of petroleum products	1,813,994	2,371,040
Operating expense	45,166	46,503
Operating fuel and power	15,274	14,297
General and administrative	8,704	8,964
Depreciation and amortization	25,369	28,757
Taxes – other than income taxes	5,243	5,311
Gains on sales of assets	(18,649)	(1,378)

Total costs and expenses	1,895,101	2,473,494

Operating income	83,328	62,875
Other income (expense):
Interest expense – net	(22,211)	(21,143)
Gain on sale of ownership interest in Mont Belvieu Storage Partners, L.P.	59,837	—
Equity earnings	16,563	989
Interest income	342	472
Other income – net	244	428

Income before provision for income taxes	138,103	43,621
Provision for income taxes	16	—
Minority interest	115,524	30,628

Income from continuing operations	22,563	12,993
Discontinued operations	—	1,607
Gain on sale of discontinued operations	—	17,884
Minority interest for discontinued operations	—	(13,760)

Discontinued operations	—	5,731

Net income	$22,563	$18,724

Changes in fair values of interest rate cash flow hedges	217	1,671
Changes in fair values of crude oil cash flow hedges	360	236

Comprehensive income	$23,140	$20,631

See Notes to Unaudited Consolidated Financial Statements.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	March 31,
	2007	2006
Operating activities:
Net income	$22,563	$18,724
Adjustments to reconcile net income to cash provided by continuing operating activities:
Minority interest	115,524	44,388
Income from discontinued operations	—	(19,491)
Deferred income taxes	(642)	—
Depreciation and amortization	25,369	28,757
Earnings in equity investments	(16,563)	(989)
Distributions from equity investments	40,304	16,297
Gains on sales of assets	(18,649)	(1,378)
Gain on sale of ownership interest in Mont Belvieu Storage Partners, L.P.	(59,837)	—
Non-cash portion of interest expense	294	443
Net effect of changes in operating accounts	(39,724)	(49,419)

Net cash provided by continuing operating activities	68,639	37,332
Net cash provided by discontinued operations	—	1,631

Net cash provided by operating activities	68,639	38,963

Investing activities:
Proceeds from sales of assets and ownership interest	165,266	39,030
Investment in Mont Belvieu Storage Partners, L.P.	—	(1,720)
Investment in Centennial Pipeline LLC	(6,081)	—
Investment in Jonah Gas Gathering Company	(30,942)	—
Capital expenditures	(34,084)	(38,272)

Net cash provided by (used in) investing activities	94,159	(962)

Financing activities:
Proceeds from revolving credit facility	235,000	187,700
Repayments on revolving credit facility	(325,500)	(158,600)
Contributions from member	50	—
Distributions paid to minority interest	(60,618)	(47,224)
Distributions paid to member	(11,771)	(19,668)

Net cash used in financing activities	(162,839)	(37,792)

Net change in cash and cash equivalents	(41)	209

Cash and cash equivalents, January 1	119	119

Cash and cash equivalents, March 31	$78	$328

See Notes to Unaudited Consolidated Financial Statements.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED MEMBER’S EQUITY (DEFICIT)
(Unaudited)
(Dollars in thousands)

		Accumulated
		Other
	Member’s	Comprehensive
	Equity (Deficit)	(Loss) Income	Total
Balance, December 31, 2006	$(86,030)	$426	$(85,604)
Contribution from member	50	—	50
Distributions paid to member	(11,771)	—	(11,771)
Changes in fair values of crude oil cash flow hedges	—	360	360
Changes in fair values of interest rate cash flow hedges	—	217	217
Pension benefit SFAS No. 158 adjustment	—	(34)	(34)
Net income – quarter ended March 31, 2007	22,563	—	22,563

Balance, March 31, 2007	$(75,188)	$969	$(74,219)

See Notes to Unaudited Consolidated Financial Statements.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION
          Texas Eastern Products Pipeline Company, LLC (the “Company”), is a Delaware limited liability company whose membership interests are owned, as of March 31, 2007, by DFI GP Holdings L.P. (“DFI”), an affiliate of EPCO, Inc. (“EPCO”), a privately held company controlled by Dan L. Duncan. Mr. Duncan and his affiliates, including EPCO, DFI and Dan Duncan LLC, privately held companies controlled by him, control us and Enterprise Products Partners L.P. (“Enterprise”) and its affiliates, including Enterprise GP Holdings L.P. and Duncan Energy Partners L.P. Our executive officers are employees of EPCO, and the other personnel working on behalf of TEPPCO Partners, L.P. (“TEPPCO”) also are employees of EPCO. Our sole member, which was DFI as of March 31, 2007, appoints our directors. Under an amended and restated administrative services agreement (“ASA”), EPCO performs all management, administrative and operating functions required for us and our subsidiaries, and we reimburse EPCO for all direct and indirect expenses that have been incurred in managing us and our subsidiaries. See Note 16 for information regarding the transfer of our member’s interest.
          As used in this Report, “we,” “us,” “our,” and the “Company” mean Texas Eastern Products Pipeline Company, LLC, and where the context requires, include our subsidiaries and their business and operations. References to the “Parent Company” are intended to mean and include Texas Eastern Products Pipeline Company, LLC, in its individual capacity, and not on a consolidated basis.
          We own a 2% general partner interest in TEPPCO and act as the managing general partner of TEPPCO. TEPPCO, a Delaware limited partnership, is a master limited partnership formed in March 1990, and its limited partner units (“Units”) are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “TPP.” TEPPCO operates through TE Products Pipeline Company, Limited Partnership (“TE Products”), TCTM, L.P. (“TCTM”) and TEPPCO Midstream Companies, L.P. (“TEPPCO Midstream”). Collectively, TE Products, TCTM and TEPPCO Midstream are referred to as the “Operating Partnerships.” We have the right to receive the incentive distribution rights associated with our general partner interest in TEPPCO. Together with other affiliates of Mr. Duncan, we also collectively own 16,691,550 Units of TEPPCO.
Basis of Presentation and Principles of Consolidation
          In accordance with our adoption of Emerging Issues Task Force (“EITF”) 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, beginning January 1, 2006, we consolidated our interests in TEPPCO into our financial statements.
          We own a 2% general partner interest in TEPPCO, which conducts substantially all of our business. We have no independent operations and no material assets outside those of TEPPCO. The number of reconciling items between our consolidated balance sheet and that of TEPPCO are few. The most significant difference is that relating to minority interest ownership in our net assets by the limited partners of TEPPCO, and the elimination of our investment in TEPPCO with our underlying partner’s capital account in TEPPCO (see Note 10 for additional information regarding minority interest ownership in our consolidated subsidiaries).
          The accompanying unaudited consolidated financial statements reflect all adjustments that are, in the opinion of our management, of a normal and recurring nature and necessary for a fair statement of our financial position as of March 31, 2007, and the results of our operations and cash flows for the periods presented. The results of operations for the three months ended March 31, 2007, are not necessarily indicative of results of our operations for the full year 2007.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
Business Segments
          We operate and report in three business segments: transportation, marketing and storage of refined products, liquefied petroleum gases (“LPGs”) and petrochemicals (“Downstream Segment”); gathering, transportation, marketing and storage of crude oil and distribution of lubrication oils and specialty chemicals (“Upstream Segment”); and gathering of natural gas, fractionation of natural gas liquids (“NGLs”) and transportation of NGLs (“Midstream Segment”). Our reportable segments offer different products and services and are managed separately because each requires different business strategies.
          Our interstate transportation operations, including rates charged to customers, are subject to regulations prescribed by the Federal Energy Regulatory Commission (“FERC”). We refer to refined products, LPGs, petrochemicals, crude oil, NGLs and natural gas in this Report, collectively, as “petroleum products” or “products.”
Dollar Amounts
          Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.
Income Taxes
          Provision for income taxes is applicable to our state tax obligations under the Texas Margin Tax enacted in May 2006. For the three months ended March 31, 2007, we recorded a $0.7 million current tax liability and a $0.6 million reduction to deferred tax liability. The offsetting net charge consisting of a reduction to deferred tax expense of $0.6 million and an increase in current income tax expense of $0.7 million is shown on our statement of consolidated income for the three months ended March 31, 2007 as provision for income taxes.
Revenue Recognition
          Our Downstream Segment revenues are earned from transportation, marketing and storage of refined products and LPGs, intrastate transportation of petrochemicals, sale of product inventory and other ancillary services. Transportation revenues are recognized as products are delivered to customers. Storage revenues are recognized upon receipt of products into storage and upon performance of storage services. Terminaling revenues are recognized as products are out-loaded. Revenues from the sale of product inventory are recognized when the products are sold. Our refined products marketing activities generate revenues by purchasing refined products from our throughput partners and establishing a margin by selling refined products for physical delivery through spot sales at the Aberdeen truck rack to independent wholesalers and retailers of refined products. These purchases and sales are generally contracted to occur on the same day.
          Our Upstream Segment revenues are earned from gathering, transporting, marketing and storing crude oil, and distributing lubrication oils and specialty chemicals principally in Oklahoma, Texas, New Mexico and the Rocky Mountain region. Revenues are also generated from trade documentation and pumpover services, primarily at Cushing, Oklahoma, and Midland, Texas. Revenues are accrued at the time title to the product sold transfers to the purchaser, which typically occurs upon receipt of the product by the purchaser, and purchases are accrued at the time title to the product purchased transfers to our crude oil marketing company, TEPPCO Crude Oil, L.P. (“TCO”), which typically occurs upon our receipt of the product. Revenues related to trade documentation and pumpover fees are recognized as services are completed.
          Except for crude oil purchased from time to time as inventory, our policy is to purchase only crude oil for which we have a market to sell and to structure sales contracts so that crude oil price fluctuations do not materially

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
affect the margin received. As we purchase crude oil, we establish a margin by selling crude oil for physical delivery to third party users or by entering into a future delivery obligation. Through these transactions, we seek to maintain a position that is balanced between crude oil purchases and sales and future delivery obligations. However, commodity price risks cannot be completely hedged.
          On April 1, 2006, we adopted EITF 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty, which resulted in crude oil inventory purchases and sales under buy/sell transactions, which were previously recorded as gross purchases and sales, to be treated as inventory exchanges in our statements of consolidated income. EITF 04-13 reduced gross revenues and purchases, but did not have a material effect on our financial position, results of operations or cash flows. Under the consensus reached in EITF 04-13, buy/sell transactions are reported as non-monetary exchanges and consequently not presented on a gross basis in our statements of consolidated income. Implementation of EITF 04-13 reduced revenues and purchases of petroleum products on our statement of consolidated income by approximately $385.0 million for the three months ended March 31, 2007. The revenues and purchases of petroleum products associated with buy/sell transactions that are reported on a gross basis in our statement of consolidated income for the three months ended March 31, 2006 are approximately $275.4 million. Under the provisions of the consensus, retroactive restatement of buy/sell transactions reported in prior periods was not permitted.
          Our Midstream Segment revenues are earned from the gathering of natural gas, transportation of NGLs and fractionation of NGLs. Gathering revenues are recognized as natural gas is received from the customer. Transportation revenues are recognized as NGLs are delivered. Fractionation revenues are recognized ratably over the contract year as products are delivered. We generally do not take title to the natural gas gathered, NGLs transported or NGLs fractionated, with the exception of inventory imbalances. Therefore, the results of our Midstream Segment are not directly affected by changes in the prices of natural gas or NGLs.
NOTE 2. RECENT ACCOUNTING DEVELOPMENTS
          In June 2006, the EITF reached consensus in EITF 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation). The accounting guidance permits companies to elect to present on either a gross or net basis sales and other taxes that are imposed on and concurrent with individual revenue-producing transactions between a seller and a customer. The gross basis includes the taxes in revenues and costs; the net basis excludes the taxes from revenues. The accounting guidance does not apply to tax systems that are based on gross receipts or total revenues. EITF 06-3 requires companies to disclose their policy for presenting the taxes and disclose any amounts presented on a gross basis if those amounts are significant. The guidance in EITF 06-3 is effective January 1, 2007. As a matter of policy, we report such taxes on a net basis. The adoption of EITF 06-3 did not have a material effect on our financial position, results of operations or cash flows.
          In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The evaluation of a tax position in accordance with FIN 48 is a two-step process. First, an enterprise must determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authority, including resolution of any related appeals or litigation processes, based solely on the technical merits of the position. Second, a tax position that meets the more likely than not recognition threshold is then measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
settlement. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, and we were required to adopt FIN 48 as of January 1, 2007. All of our tax positions have met the more likely than not threshold for recognition and no measurement adjustments were made to the financial statements as a result of the adoption of FIN 48. The adoption of FIN 48 did not have a material effect on our financial position, results of operations or cash flows.
          In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 applies only to fair-value measurements that are already required or permitted by other accounting standards and is expected to increase the consistency of those measurements. SFAS 157 emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Companies will be required to disclose the extent to which fair value is used to measure assets and liabilities, the inputs used to develop the measurements, and the effect of certain of the measurements on earnings (or changes in net assets) for the period. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and we are required to adopt SFAS 157 as of January 1, 2008. We believe that the adoption of SFAS 157 will not have a material effect on our financial position, results of operations or cash flows.
          In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115. SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected would be reported in net income. SFAS 159 also establishes presentation and disclosure requirements designed to draw comparison between the different measurement attributes the company elects for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We believe the adoption of SFAS 159 will not have a material effect on our financial position, results of operations or cash flows.
NOTE 3. EMPLOYEE BENEFIT PLANS
          The TEPPCO Retirement Cash Balance Plan (“TEPPCO RCBP”) was a non-contributory, trustee-administered pension plan. The benefit formula for all eligible employees was a cash balance formula. Under a cash balance formula, a plan participant accumulated a retirement benefit based upon pay credits and current interest credits. The pay credits were based on a participant’s salary, age and service. We used a December 31 measurement date for this plan.
          On May 27, 2005, the TEPPCO RCBP was amended. Effective May 31, 2005, participation in the TEPPCO RCBP was frozen, and no new participants were eligible to be covered by the plan after that date. Effective June 1, 2005, EPCO adopted the TEPPCO RCBP for the benefit of its employees providing services to us. Effective December 31, 2005, all plan benefits accrued were frozen, participants received no additional pay credits after that date, and all plan participants were 100% vested regardless of their years of service. The TEPPCO RCBP plan was terminated effective December 31, 2005, and plan participants had the option to receive their benefits either through a lump sum payment in 2006 or through an annuity. In April 2006, we received a determination letter from the Internal Revenue Service (“IRS”) providing IRS approval of the plan termination. For those plan participants who elected to receive an annuity, we purchased an annuity contract from an insurance company in which the plan participants own the annuity, absolving us of any future obligation to the participants.
          In the fourth quarter of 2006, we recorded settlement charges of approximately $3.5 million in accordance with SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
for Termination Benefits, relating to the TEPPCO RCBP for any existing unrecognized losses upon the plan termination and final distribution of the assets to the plan participants. Additional settlement charges will be recorded as the distribution of assets are made to plan participants. At March 31, 2007, $0.4 million of the TEPPCO RCBP plan assets had not been distributed to plan participants. We do not expect to make further contributions to the TEPPCO RCBP in 2007.
          EPCO maintains a 401(k) plan for the benefit of employees providing services to us, and we reimburse EPCO for the cost of maintaining this plan in accordance with the ASA.
NOTE 4. FINANCIAL INSTRUMENTS – INTEREST RATE SWAPS
          In October 2001, TE Products entered into an interest rate swap agreement to hedge its exposure to changes in the fair value of its fixed rate 7.51% Senior Notes due 2028. We designated this swap agreement as a fair value hedge. The swap agreement has a notional amount of $210.0 million and matures in January 2028 to match the principal and maturity of the TE Products Senior Notes. Under the swap agreement, TE Products pays a floating rate of interest based on a three-month U.S. Dollar LIBOR rate, plus a spread of 147 basis points, and receives a fixed rate of interest of 7.51%. During the three months ended March 31, 2007 and 2006, we recognized reductions in interest expense of $0.3 million and $0.7 million, respectively, related to the difference between the fixed rate and the floating rate of interest on the interest rate swap. During the quarters ended March 31, 2007 and 2006, we reviewed the hedge effectiveness of this interest rate swap and noted that no gain or loss from ineffectiveness was required to be recognized. The fair values of this interest rate swap were liabilities of approximately $2.0 million and $2.6 million at March 31, 2007, and December 31, 2006, respectively.
          During 2002, TEPPCO entered into interest rate swap agreements, designated as fair value hedges, to hedge its exposure to changes in the fair value of its fixed rate 7.625% Senior Notes due 2012. The swap agreements had a combined notional amount of $500.0 million and matured in 2012 to match the principal and maturity of the Senior Notes. Under the swap agreements, TEPPCO paid a floating rate of interest based on a U.S. Dollar LIBOR rate, plus a spread, and received a fixed rate of interest of 7.625%. These swap agreements were later terminated in 2002 resulting in gains of $44.9 million. The gains realized from the swap terminations have been deferred as adjustments to the carrying value of the Senior Notes and are being amortized using the effective interest method as reductions to future interest expense over the remaining term of the Senior Notes. At March 31, 2007, the unamortized balance of the deferred gains was $26.8 million. In the event of early extinguishment of the Senior Notes, any remaining unamortized gains would be recognized in the statement of consolidated income at the time of extinguishment.
          On January 20, 2006, TEPPCO entered into interest rate swap agreements with a total notional amount of $200.0 million to hedge its exposure to increases in the benchmark interest rate underlying its variable rate revolving credit facility. These interest rate swaps mature in January 2008. Under the swap agreements, TEPPCO pays a fixed rate of interest ranging from 4.67% to 4.695% and receives a floating rate based on a three-month U.S. Dollar LIBOR rate. In the third quarter of 2006, these swaps were designated as cash flow hedges. For the period from January 20, 2006 through the date these swaps were designated as cash flow hedges, changes in the fair value of the swaps were recognized in earnings, which resulted in a $2.2 million reduction to interest expense. While these interest rate swaps remain in effect, future changes in the fair value of the cash flow hedges, to the extent the swaps are effective, will be recognized in other comprehensive income until the hedged interest costs are recognized in earnings. At March 31, 2007 and December 31, 2006, the fair values of these interest rate swaps were assets of $1.1 million and $1.4 million, respectively.
          In October 2006 and February 2007, TEPPCO executed a series of treasury rate lock agreements that extend through June 2007 for a notional amount totaling $300.0 million. These agreements, which are derivative

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
instruments, have been designated as cash flow hedges to offset its exposure to increases in the underlying U.S. Treasury benchmark rate that is expected to be used to establish the fixed interest rate for debt that TEPPCO expects to incur in 2007. The weighted average rate under the treasury lock agreements was approximately 4.6%. The actual coupon rate of the expected debt issuance will be comprised of the underlying U.S. Treasury benchmark rate, plus a credit spread premium for its debt security. At March 31, 2007 and December 31, 2006, the fair values of these treasury locks were assets of $0.2 million and less than $0.1 million, respectively. To the extent effective, gains and losses on the value of the treasury locks will be deferred until the forecasted debt is issued and will be amortized to earnings over the life of the debt. No ineffectiveness was required to be recorded as of March 31, 2007.
NOTE 5. INVENTORIES
          Inventories are valued at the lower of cost (based on weighted average cost method) or market. The costs of inventories did not exceed market values at March 31, 2007, and December 31, 2006. The major components of inventories were as follows:

	March 31,	December 31,
	2007	2006
Crude oil (1)	$42,098	$49,312
Refined products and LPGs (2)	7,226	7,636
Lubrication oils and specialty chemicals	7,545	7,500
Materials and supplies	6,965	7,029
Other	—	716

Total	$63,834	$72,193

(1)	At March 31, 2007 and December 31, 2006, the substantial majority of our crude oil inventory was subject to forward sales contracts.

(2)	Refined products and LPGs inventory is managed on a combined basis.
NOTE 6. INVESTMENTS IN UNCONSOLIDATED AFFILIATES
Seaway
          Through one of our indirect wholly owned subsidiaries, we own a 50% ownership interest in Seaway Crude Pipeline Company (“Seaway”). The remaining 50% interest is owned by ConocoPhillips. We operate the Seaway assets. Seaway owns pipelines that carry mostly imported crude oil from a marine terminal at Freeport, Texas, to Cushing, Oklahoma, and from a marine terminal at Texas City, Texas, to refineries in the Texas City and Houston, Texas, areas. The Seaway Crude Pipeline Company Partnership Agreement provides for varying participation ratios throughout the life of Seaway. The sharing ratio (including the amount of distributions we receive) changed from 60% to 40% on March 12, 2006, and as such, our share of revenue and expense of Seaway was 47% for 2006. Thereafter, we receive 40% of revenue and expense (and distributions) of Seaway. During the three months ended March 31, 2007 and 2006, we received distributions from Seaway of $3.8 million and $8.5 million, respectively. During the three months ended March 31, 2007 and 2006, we did not invest any additional funds in Seaway.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
Centennial
          TE Products owns a 50% ownership interest in Centennial Pipeline LLC (“Centennial”), and Marathon Petroleum Company LLC (“Marathon”) owns the remaining 50% interest. Centennial owns an interstate refined petroleum products pipeline extending from the upper Texas Gulf Coast to central Illinois. During the three months ended March 31, 2007, TE Products contributed $6.1 million to Centennial for contractual obligations that were created upon formation of Centennial. During the three months ended March 31, 2006, TE Products did not invest any additional funds in Centennial. TE Products has received no cash distributions from Centennial since its formation.
MB Storage
          Through February 28, 2007, TE Products owned a 49.5% ownership interest in Mont Belvieu Storage Partners, L.P. (“MB Storage”) and a 50% ownership interest in Mont Belvieu Venture, LLC (the general partner of MB Storage), and Louis Dreyfus Energy Services L.P. (“Louis Dreyfus”) owned the remaining interests. On March 1, 2007, TE Products sold its ownership interests in MB Storage and its general partner to Louis Dreyfus (see Note 7). MB Storage owns storage capacity at the Mont Belvieu fractionation and storage complex and a short haul transportation shuttle system that ties Mont Belvieu, Texas, to the upper Texas Gulf Coast energy marketplace. MB Storage is a service-oriented, fee-based venture serving the fractionation, refining and petrochemical industries with substantial capacity and flexibility for the transportation, terminaling and storage of NGLs, LPGs and refined products. TE Products operated the facilities for MB Storage through February 28, 2007.
          For the year ended December 31, 2006, TE Products received the first $1.7 million per quarter (or $6.78 million on an annual basis) of MB Storage’s income before depreciation expense, as defined in the Agreement of Limited Partnership of MB Storage. Any amount of MB Storage’s 2006 income before depreciation expense in excess of $6.78 million was allocated evenly between TE Products and Louis Dreyfus. Depreciation expense on assets each party originally contributed to MB Storage was allocated between TE Products and Louis Dreyfus based on the net book value of the assets contributed. Depreciation expense on assets constructed or acquired by MB Storage subsequent to formation was allocated evenly between TE Products and Louis Dreyfus. For the period from January 1, 2007 through February 28, 2007 and for the three months ended March 31, 2006, TE Products’ sharing ratio in the earnings of MB Storage was approximately 55.9% and 57.9%, respectively. During the period from January 1, 2007 through February 28, 2007, TE Products received distributions from MB Storage of $10.4 million, and made no contributions to MB Storage. During the three months ended March 31, 2006, TE Products received distributions from MB Storage of $7.8 million and contributed $1.7 million to MB Storage.
Summarized Financial Information for Seaway, Centennial and MB Storage
          We use the equity method of accounting to account for our investments in Seaway, Centennial and MB Storage. Summarized combined financial information for Seaway and Centennial for the three months ended March 31, 2007 and for MB Storage for the period from January 1, 2007 through February 28, 2007, and for Seaway, Centennial and MB Storage for the three months ended March 31, 2006, is presented below:

	For the Three Months Ended
	March 31,
	2007	2006
Revenues	$34,585	$38,635
Net income	9,287	7,041

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
          Summarized combined balance sheet information for Seaway and Centennial as of March 31, 2007, and for Seaway, Centennial and MB Storage as of December 31, 2006, is presented below:

	March 31,	December 31,
	2007	2006
Current assets	$34,219	$58,241
Noncurrent assets	510,482	615,790
Current liabilities	29,552	37,663
Long-term debt	137,500	150,000
Noncurrent liabilities	6,742	6,055
Partners’ capital	370,907	480,313
Jonah
          On August 1, 2006, Enterprise, through its affiliate, Enterprise Gas Processing, LLC, became our joint venture partner by acquiring an interest in Jonah Gas Gathering Company (“Jonah”), the partnership through which we have owned our interest in the Jonah system. Prior to entering into the Jonah joint venture, Enterprise had managed the construction of the Phase V expansion and funded the initial costs under a letter of intent we entered into in February 2006. In connection with the joint venture arrangement, we and Enterprise plan to continue the Phase V expansion, which is expected to increase the system capacity of the Jonah system from 1.5 billion cubic feet (“Bcf”) per day to approximately 2.3 Bcf per day and to significantly reduce system operating pressures, which is anticipated to lead to increased production rates and ultimate reserve recoveries. The first portion of the expansion, which is expected to increase the system gathering capacity to approximately 2.0 Bcf per day, is scheduled to be completed in mid-2007. The second portion of the expansion is expected to be completed by the end of 2007. We expect to reimburse Enterprise for our share of the Phase V expansion costs. To the extent the costs exceed an agreed upon base cost estimate of $415.2 million, we and Enterprise will each pay our respective ownership share (approximately 80% and 20%, respectively) of the expansion costs that exceed the agreed upon base cost estimate.
          Enterprise manages the Phase V construction project. From August 1, 2006, we and Enterprise have equally shared the costs of the Phase V expansion. Through March 31, 2007, we have reimbursed Enterprise $139.3 million for 50% of the Phase V cost incurred by it (including its cost of capital of $1.3 million). At March 31, 2007, we had a payable to Enterprise for costs incurred of $14.9 million. During November 2006, certain sections of new Phase V expansion pipe were commissioned and placed in service. Since December 2006, Enterprise has shared in the incremental cash flow resulting from the operation of those new facilities. After subsequent construction milestones are achieved, we and Enterprise will share partnership cash distributions and earnings based on a formula that takes into account the capital contributions of the parties, including expenditures by us prior to the expansion. Based on this formula in the partnership agreement, we will ultimately retain ownership of an approximate 80% interest in Jonah, with Enterprise owning the remaining 20% and serving as operator, with further costs and cash distributions being allocated based on such ownership interests. At March 31, 2007, our ownership interest in Jonah was 82.7%, and for the three months ended March 31, 2007, our sharing ratio in the earnings of Jonah was 95.2%. During the three months ended March 31, 2007, we received distributions from Jonah of $26.1 million, which included $11.6 million of distributions declared in 2006 and paid during the first quarter of 2007. During the three months ended March 31, 2007, we contributed $30.9 million to Jonah. The joint venture is governed by a management committee comprised of two representatives approved by Enterprise and two representatives approved by us, each with equal voting power. The formation of the joint venture was reviewed and recommended for approval by the Audit, Conflicts and Governance Committee of our Board of Directors (“ACG Committee”).

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
          Summarized financial information for Jonah for the three months ended March 31, 2007, is presented below:

Revenues	$56,524
Net income	20,169
          Summarized balance sheet information for Jonah as of March 31, 2007 and December 31, 2006, is presented below:

	March 31,	December 31,
	2007	2006
Current assets	$49,362	$33,963
Noncurrent assets	868,992	800,591
Current liabilities	31,467	25,113
Noncurrent liabilities	195	191
Partners’ capital	886,692	809,250
NOTE 7. DISPOSITIONS AND DISCONTINUED OPERATIONS
MB Storage
          On March 1, 2007, TE Products sold its 49.5% ownership interest in MB Storage, its 50% ownership interest in Mont Belvieu Venture, LLC (the general partner of MB Storage) and other related assets to Louis Dreyfus for a total of approximately $157.2 million in cash, which includes approximately $18.5 million for other TE Products assets. This sale was in compliance with the October 2006 order and consent agreement with the Bureau of Competition of the Federal Trade Commission (“FTC”) and was completed in accordance with the terms and conditions approved by the FTC in February 2007. We expect to use the proceeds from the transaction to partially fund our 2007 portion of the Jonah Phase V expansion and other recently announced organic growth projects. We recognized gains of approximately $59.8 million and $13.2 million related to the sale of our equity interests and other related assets of TE Products, respectively, which are included in gain on sale of ownership interest in MB Storage and gain on the sale of assets, respectively, in our statements of consolidated income.
          In accordance with a transition services agreement between TE Products and Louis Dreyfus effective as of March 1, 2007, TE Products will provide certain administrative services to MB Storage for a period of up to two years after the sale, for a fee equal to 110% of the direct costs and expenses TE Products and its affiliates incur to provide the transition services to MB Storage. Payments for these services will be made according to the terms specified in the transition services agreement.
Other Refined Products Assets
          On January 23, 2007, we sold a 10-mile, 18-inch segment of pipeline to an affiliate of Enterprise for approximately $8.0 million in cash. These assets were part of our Downstream Segment and had a net book value of approximately $2.5 million. The sales proceeds were used to fund construction of a replacement pipeline in the area, in which the new pipeline provides greater operational capability and flexibility. We recognized a gain of approximately $5.5 million on this transaction, which is included in gain on sale of assets in our statements of consolidated income.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
Pioneer Plant
          On March 31, 2006, we sold our ownership interest in the Pioneer silica gel natural gas processing plant located near Opal, Wyoming, together with Jonah’s rights to process natural gas originating from the Jonah and Pinedale fields, located in southwest Wyoming, to an affiliate of Enterprise for $38.0 million in cash. The Pioneer plant was not an integral part of our Midstream Segment operations, and natural gas processing is not a core business for us. We have no continuing involvement in the operations or results of this plant. This transaction was reviewed and recommended for approval by our ACG Committee and a fairness opinion was rendered by an investment banking firm. The sales proceeds were used to fund organic growth projects, retire debt and for other general partnership purposes. The carrying value of the Pioneer plant at March 31, 2006, prior to the sale, was $19.7 million. Costs associated with the completion of the transaction were approximately $0.4 million.
          A condensed statement of income for the Pioneer plant, which is classified as discontinued operations, for the three months ended March 31, 2006, is presented below:

For the Three Months
Ended March 31,
2006
Operating revenues:
Sales of petroleum products	$3,810
Other	921

Total operating revenues	4,731

Costs and expenses:
Purchases of petroleum products	2,861
Operating expense	182
Depreciation and amortization	51
Taxes – other than income taxes	30

Total costs and expenses	3,124

Income from discontinued operations	$1,607

          Net cash provided by discontinued operations for the three months ended March 31, 2006, are presented below:

For the Three Months
Ended March 31,
2006
Cash flows from discontinued operations:
Net income	$19,491
Depreciation and amortization	51
Gain on sale of Pioneer plant	(17,884)
Increase in inventories	(27)

Net cash provided by discontinued operations	$1,631

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
NOTE 8. GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill
          Goodwill represents the excess of purchase price over fair value of net assets acquired and is presented on the consolidated balance sheets net of accumulated amortization. We account for goodwill under SFAS No. 142, Goodwill and Other Intangible Assets, which was issued by the FASB in July 2001. SFAS 142 prohibits amortization of goodwill, but instead requires testing for impairment at least annually. We test goodwill for impairment annually at December 31.
          To perform an impairment test of goodwill, we have identified our reporting units and have determined the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill, to those reporting units. We then determine the fair value of each reporting unit and compare it to the carrying value of the reporting unit. We will continue to compare the fair value of each reporting unit to its carrying value on an annual basis to determine if an impairment loss has occurred. There have been no goodwill impairment losses recorded since the adoption of SFAS 142.
          The following table presents the carrying amount of goodwill at both March 31, 2007 and December 31, 2006, by business segment:

	Downstream	Midstream	Upstream	Segments
	Segment	Segment	Segment	Total
Goodwill	$1,339	$—	$14,167	$15,506
Other Intangible Assets
          The following table reflects the components of intangible assets, including excess investments, being amortized at March 31, 2007, and December 31, 2006:

	March 31, 2007		December 31, 2006
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Intangible assets:
Gathering and transportation agreements	$241,537	$(92,279)	$241,537	$(87,121)
Fractionation agreement	38,000	(17,100)	38,000	(16,625)
Other	12,310	(2,969)	12,310	(2,691)

Subtotal	291,847	(112,348)	291,847	(106,437)

Excess investments:
Centennial Pipeline LLC	33,390	(17,196)	33,390	(16,579)
Seaway Crude Pipeline Company	26,908	(4,621)	26,908	(4,450)
Jonah Gas Gathering Company	3,949	(19)	2,924	—

Subtotal	64,247	(21,836)	63,222	(21,029)

Total intangible assets	$356,094	$(134,184)	$355,069	$(127,466)

          SFAS 142 requires that intangible assets with finite useful lives be amortized over their respective estimated useful lives. If an intangible asset has a finite useful life, but the precise length of that life is not known, that intangible asset shall be amortized over the best estimate of its useful life. At a minimum, we will assess the useful lives and residual values of all intangible assets on an annual basis to determine if adjustments are required.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
Amortization expense on intangible assets was $5.9 million and $8.0 million for the three months ended March 31, 2007 and 2006, respectively. Amortization expense on excess investments included in equity earnings was $0.8 million and $0.9 million for the three months ended March 31, 2007 and 2006, respectively.
          The values assigned to our intangible assets for natural gas gathering contracts on the Val Verde Gas Gathering Company, L.P. (“Val Verde”) system are amortized on a unit-of-production basis, based upon the actual throughput of the systems compared to the expected total throughput for the lives of the contracts. From time to time, we may obtain limited production forecasts and updated throughput estimates from some of the producers on the system, and as a result, we evaluate the remaining expected useful lives of the contract assets based on the best available information. Revisions to these estimates may occur as additional production information is made available to us.
          The values assigned to our fractionation agreement and other intangible assets are generally amortized on a straight-line basis. Our fractionation agreement is being amortized over its contract period of 20 years. The amortization periods for our other intangible assets, which include non-compete and other agreements, range from 3 years to 15 years. The value of $8.5 million assigned to our crude supply and transportation intangible customer contracts is being amortized on a unit-of-production basis.
          The value assigned to our excess investment in Centennial was created upon its formation. Approximately $30.0 million is related to a contract and is being amortized on a unit-of-production basis based upon the volumes transported under the contract compared to the guaranteed total throughput of the contract over a 10-year life. The remaining $3.4 million is related to a pipeline and is being amortized on a straight-line basis over the life of the pipeline, which is 35 years. The value assigned to our excess investment in Seaway was created upon acquisition of our 50% ownership interest in 2000. We are amortizing the excess investment in Seaway on a straight-line basis over a 39-year life related primarily to the life of the pipeline. The value assigned to our excess investment in Jonah was created as a result of interest capitalized on the construction of Jonah’s Phase V expansion. We will continue to capitalize interest on the construction of the expansion of the Jonah system until the construction is completed and placed into service. As portions of the expansion are placed into service, we will amortize the excess investment in Jonah on a straight-line basis over the life of the assets constructed.
          The following table sets forth the estimated amortization expense of intangible assets and the estimated amortization expense allocated to equity earnings for the years ending December 31:

	Intangible Assets	Excess Investments
2007	$23,135	$4,498
2008	20,664	4,621
2009	18,053	4,827
2010	18,034	3,621
2011	18,026	919

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
NOTE 9. DEBT OBLIGATIONS
          The following table summarizes the principal amounts outstanding under all of TEPPCO’s debt instruments at March 31, 2007, and December 31, 2006:

	March 31,	December 31,
	2007	2006
Revolving Credit Facility, due December 2011	$399,500	$490,000
6.45% TE Products Senior Notes, due January 2008 (1)	179,976	179,968
7.625% TEPPCO Senior Notes, due February 2012	498,921	498,866
6.125% TEPPCO Senior Notes, due February 2013	199,166	199,130
7.51% TE Products Senior Notes, due January 2028	210,000	210,000

Total borrowings	1,487,563	1,577,964
Adjustment to carrying value associated with hedges of fair value	24,739	25,323

Total Debt Instruments (1)	$1,512,302	$1,603,287

(1)	In accordance with SFAS No. 6, Classification of Short-Term Obligations Expected to be Refinanced, long-term debt reflects the classification of short-term obligations at March 31, 2007 as long-term. With respect to the 6.45% TE Products Senior Notes due in January 2008, TEPPCO has the ability to use available credit capacity under its Revolving Credit Facility to fund the repayment of these Senior Notes.
Revolving Credit Facility
          TEPPCO has in place a $700.0 million unsecured revolving credit facility, including the issuance of letters of credit (“Revolving Credit Facility”), which matures on December 13, 2011. TEPPCO may request up to two one-year extensions of the maturity date, subject to lender approval and satisfaction of certain other conditions. Commitments under the credit facility may be increased up to a maximum of $850.0 million upon TEPPCO’s request, subject to lender approval and the satisfaction of certain other conditions. The interest rate is based, at TEPPCO’s option, on either the lender’s base rate plus a spread, or LIBOR plus a spread in effect at the time of the borrowings. Financial covenants in the Revolving Credit Facility require that TEPPCO maintain a ratio of Consolidated Funded Debt to Pro Forma EBITDA (as defined and calculated in the facility) of less than 4.75 to 1.00 (subject to adjustment for specified acquisitions) and a ratio of EBITDA to Interest Expense (as defined and calculated in the facility) of at least 3.00 to 1.00, in each case with respect to specified twelve month periods. Other restrictive covenants in the Revolving Credit Facility limit TEPPCO’s ability to, among other things, incur additional indebtedness, make certain distributions, incur liens, engage in specified transactions with affiliates and complete mergers, acquisitions and sales of assets. The credit agreement restricts the amount of outstanding debt of the Jonah joint venture to debt owing to the owners of its partnership interests and other third-party debt in the principal aggregate amount of $50.0 million and allows for the issuance of certain hybrid securities of up to 15% of TEPPCO’s Consolidated Total Capitalization (as defined therein). At March 31, 2007, TEPPCO had $399.5 million outstanding under the Revolving Credit Facility at a weighted average interest rate of 5.94%. At March 31, 2007, TEPPCO was in compliance with the covenants of the Revolving Credit Facility.
Senior Notes
          On January 27, 1998, TE Products issued $180.0 million principal amount of 6.45% Senior Notes due 2008, and $210.0 million principal amount of 7.51% Senior Notes due 2028 (collectively the “TE Products Senior Notes”). The 6.45% TE Products Senior Notes were issued at a discount of $0.3 million and are being accreted to their face value over the term of the notes. The 6.45% TE Products Senior Notes due 2008 may not be redeemed

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
prior to their maturity on January 15, 2008. The 7.51% TE Products Senior Notes due 2028, issued at par, may be redeemed at any time after January 15, 2008, at the option of TE Products, in whole or in part, at the following redemption prices (expressed in percentages of the principal amount) during the twelve months beginning January 15 of the years indicated:

	Redemption		Redemption
Year	Price	Year	Price
2008	103.755%	2013	101.878%
2009	103.380%	2014	101.502%
2010	103.004%	2015	101.127%
2011	102.629%	2016	100.751%
2012	102.253%	2017	100.376%
and thereafter at 100% of the principal amount, together in each case with accrued interest at the redemption date.
          The TE Products Senior Notes do not have sinking fund requirements. Interest on the TE Products Senior Notes is payable semiannually in arrears on January 15 and July 15 of each year. The TE Products Senior Notes are unsecured obligations of TE Products and rank pari passu with all other unsecured and unsubordinated indebtedness of TE Products. The indenture governing the TE Products Senior Notes contains covenants, including, but not limited to, covenants limiting the creation of liens securing indebtedness and sale and leaseback transactions. However, the indenture does not limit TE Products’ ability to incur additional indebtedness. At March 31, 2007, TE Products was in compliance with the covenants of the TE Products Senior Notes.
          On February 20, 2002, TEPPCO issued $500.0 million principal amount of 7.625% Senior Notes due 2012 (“7.625% TEPPCO Senior Notes”). The 7.625% TEPPCO Senior Notes were issued at a discount of $2.2 million and are being accreted to their face value over the term of the notes. The 7.625% TEPPCO Senior Notes may be redeemed at any time at TEPPCO’s option with the payment of accrued interest and a make-whole premium determined by discounting remaining interest and principal payments using a discount rate equal to the rate of the United States Treasury securities of comparable remaining maturity plus 35 basis points. The indenture governing the 7.625% TEPPCO Senior Notes contains covenants, including, but not limited to, covenants limiting the creation of liens securing indebtedness and sale and leaseback transactions. However, the indenture does not limit TEPPCO’s ability to incur additional indebtedness. At March 31, 2007, TEPPCO was in compliance with the covenants of the 7.625% TEPPCO Senior Notes.
          On January 30, 2003, TEPPCO issued $200.0 million principal amount of 6.125% Senior Notes due 2013 (“6.125% TEPPCO Senior Notes”). The 6.125% TEPPCO Senior Notes were issued at a discount of $1.4 million and are being accreted to their face value over the term of the notes. The 6.125% TEPPCO Senior Notes may be redeemed at any time at TEPPCO’s option with the payment of accrued interest and a make-whole premium determined by discounting remaining interest and principal payments using a discount rate equal to the rate of the United States Treasury securities of comparable remaining maturity plus 35 basis points. The indenture governing the 6.125% TEPPCO Senior Notes contains covenants, including, but not limited to, covenants limiting the creation of liens securing indebtedness and sale and leaseback transactions. However, the indenture does not limit TEPPCO’s ability to incur additional indebtedness. At March 31, 2007, TEPPCO was in compliance with the covenants of the 6.125% TEPPCO Senior Notes.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
          The following table summarizes the estimated fair values of the Senior Notes at March 31, 2007, and December 31, 2006:

		Fair Value
	Face Value	March 31, 2007	December 31, 2006
6.45% TE Products Senior Notes, due January 2008	$180,000	$181,080	$181,641
7.625% TEPPCO Senior Notes, due February 2012	500,000	541,589	537,067
6.125% TEPPCO Senior Notes, due February 2013	200,000	203,100	201,610
7.51% TE Products Senior Notes, due January 2028	210,000	219,450	221,471
     TEPPCO has entered into interest rate swap agreements to hedge its exposure to changes in the fair value on a portion of the Senior Notes discussed above (see Note 4). In May 2007, TEPPCO issued junior subordinated notes (see Note 16 for further information).
Letter of Credit
          At March 31, 2007, TEPPCO had outstanding a $9.1 million standby letter of credit in connection with crude oil purchased during the first quarter of 2007. The payable related to these purchases of crude oil is expected to be paid during the second quarter of 2007.
NOTE 10. MINORITY INTEREST
          Minority interest represents third-party ownership interests, including those of TEPPCO’s public unitholders, in the net assets of TEPPCO through TEPPCO’s publicly traded Units. The Parent Company owns a 2% general partner interest in TEPPCO. For financial reporting purposes, the assets and liabilities of TEPPCO are consolidated with those of our own, with any third-party investor’s interest in our consolidated balance amounts shown as minority interest. Minority interest expense reflects the allocation of earnings to third-party investors. Distributions to and contributions from minority interests represent cash payments and cash contributions, respectively, from such third-party investors.
          The following table shows the activity for minority interest for the three months ended March 31, 2007:

Minority interest at December 31, 2006	$1,405,559
Net income allocation – quarter ended March 31, 2007	115,524
Cash distributions	(60,618)

Minority interest at March 31, 2007	$1,460,465

          At March 31, 2007 and 2006, TEPPCO had outstanding 89,804,829 and 69,963,554 Units, respectively.
NOTE 11. MEMBER’S EQUITY (DEFICIT)
          At March 31, 2007 and December 31, 2006, member’s equity (deficit) consisted of our capital account and accumulated other comprehensive income.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
Member’s Equity (Deficit)
          At March 31, 2007 and December 31, 2006, we had deficit balances of $75.2 million and $86.0 million, respectively, in our member’s equity account. These negative balances do not represent assets to us and do not represent obligations of our member to contribute cash or other property to us. The member’s equity account generally consists of our member’s cumulative share of our net income less cash distributions made to it plus capital contributions that it has made to us. Cash distributions that we receive during a period from TEPPCO may exceed our share of its net income for the period. In turn, cash distributions we make to DFI during a period may exceed our net income for the period. TEPPCO makes quarterly cash distributions of all of its Available Cash, generally defined as consolidated cash receipts less consolidated cash disbursements and cash reserves established by the Parent Company in its reasonable discretion (these cash distributions paid to the Parent Company are eliminated upon consolidation of the Parent Company’s financial statements with TEPPCO’s financial statements). Cash distributions by us to our member in excess of our net income during previous periods resulted in deficits in the member’s equity account at March 31, 2007 and December 31, 2006. Future cash distributions that exceed net income will result in an increase in the deficit balance in the member’s equity account.
Accumulated Other Comprehensive Income
          SFAS No. 130, Reporting Comprehensive Income requires certain items such as foreign currency translation adjustments, gains or losses associated with pension or other postretirement benefits, prior service costs or credits associated with pension or other postretirement benefits, transition assets or obligations associated with pension or other postretirement benefits and unrealized gains and losses on certain investments in debt and equity securities to be reported in a financial statement. As of and for the three months ended March 31, 2007, the components of accumulated other comprehensive income reflected on our consolidated balance sheet was composed of crude oil hedges, interest rate swaps and unrecognized losses associated with the TEPPCO RCBP. The crude oil hedges mature in 2007. While the crude oil hedges are in effect, changes in their fair values, to the extent the hedges are effective, are recognized in accumulated other comprehensive income until they are recognized in net income in future periods. The interest rate swaps mature in January 2008, are related to TEPPCO’s variable rate revolving credit facility and are designated as cash flow hedges beginning in the third quarter of 2006.
          The accumulated balance of other comprehensive income related to our cash flow hedges and unrecognized losses associated with our pension benefits is as follows:

Balance at December 31, 2006	$426
Changes in fair values of interest rate cash flow hedges	217
Changes in fair values of crude oil cash flow hedges	360
Pension benefit SFAS No. 158 adjustment	(34)

Balance at March 31, 2007	$969

NOTE 12. BUSINESS SEGMENTS
          We have three reporting segments:
•	Our Downstream Segment, which is engaged in the transportation, marketing and storage of refined products, LPGs and petrochemicals;

•	Our Upstream Segment, which is engaged in the gathering, transportation, marketing and storage of crude oil and distribution of lubrication oils and specialty chemicals; and

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
•	Our Midstream Segment, which is engaged in the gathering of natural gas, fractionation of NGLs and transportation of NGLs.
          The amounts indicated below as “Other” relate primarily to Parent Company financial statements, intersegment eliminations and assets that we hold that have not been allocated to any of our reporting segments.
          Our Downstream Segment revenues are earned from transportation, marketing and storage of refined products and LPGs, intrastate transportation of petrochemicals, sale of product inventory and other ancillary services. We generally realize higher revenues in the Downstream Segment during the first and fourth quarters of each year since these operations are somewhat seasonal. Refined products volumes are generally higher during the second and third quarters because of greater demand for gasolines during the spring and summer driving seasons. LPGs volumes are generally higher from November through March due to higher demand for propane, a major fuel for residential heating. The two largest operating expense items of the Downstream Segment are labor and electric power. Our Downstream Segment also includes the results of operations of the northern portion of the Dean Pipeline, which transports refinery grade propylene from Mont Belvieu to Point Comfort, Texas. Our Downstream Segment also includes our equity investments in MB Storage, which we sold on March 1, 2007 (see Note 7), and in Centennial (see Note 6).
          Our Upstream Segment revenues are earned from gathering, transporting, marketing and storing crude oil and distributing lubrication oils and specialty chemicals, principally in Oklahoma, Texas, New Mexico and the Rocky Mountain region. Marketing operations consist primarily of aggregating purchased crude oil along our pipeline systems, or from third party pipeline systems, and arranging the necessary transportation logistics for the ultimate sale or delivery of the crude oil to local refineries, marketers or other end users. Revenues are also generated from trade documentation and pumpover services, primarily at Cushing, Oklahoma, and Midland, Texas. Our Upstream Segment also includes our equity investment in Seaway (see Note 6). Seaway consists of large diameter pipelines that transport crude oil from Seaway’s marine terminals on the U.S. Gulf Coast to Cushing, Oklahoma, a crude oil distribution point for the central United States, and to refineries in the Texas City and Houston areas.
          Our Midstream Segment revenues are earned from the gathering of coal bed methane and conventional natural gas in the San Juan Basin in New Mexico and Colorado, through Val Verde; transportation of NGLs from two trunkline NGL pipelines in South Texas, two NGL pipelines in East Texas and a pipeline system (Chaparral) from West Texas and New Mexico to Mont Belvieu; and the fractionation of NGLs in Colorado. Our Midstream Segment also includes our equity investment in Jonah (see Note 6). Jonah, which is a joint venture between us and an affiliate of Enterprise, owns a natural gas gathering system in the Green River Basin in southwestern Wyoming. Prior to August 1, 2006, when Jonah was wholly-owned by us, operating results for Jonah were included in the consolidated Midstream Segment operating results. Effective August 1, 2006, we entered into the joint venture with Enterprise’s affiliate, upon which Jonah was deconsolidated, and its operating results since August 1, 2006, have been accounted for under the equity method of accounting. Operating results of the Pioneer plant, which we sold to an Enterprise affiliate in March 2006, are shown as discontinued operations for the three months ended March 31, 2006.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
          The tables below include financial information by reporting segment for the three months ended March 31, 2007 and 2006:

	For the Three Months Ended March 31, 2007
	Downstream	Upstream	Midstream	Segments
	Segment	Segment	Segment	Total	Other	Consolidated
Sales of petroleum products	$9,376	$1,841,031	$—	$1,850,407	$(279)	$1,850,128
Operating revenues	85,542	13,386	29,373	128,301	—	128,301
Purchases of petroleum products	9,394	1,807,166	—	1,816,560	(2,566)	1,813,994
Operating expenses, including power and taxes – other than income taxes	35,023	19,038	11,703	65,764	(81)	65,683
General and administrative expenses	4,075	1,828	2,695	8,598	106	8,704
Depreciation and amortization expense	11,136	4,068	10,165	25,369	—	25,369
Gains on sales of assets	(18,651)	2	—	(18,649)	—	(18,649)

Operating income	53,941	22,315	4,810	81,066	2,262	83,328
Gain on sale of ownership interest in MB Storage	59,837	—	—	59,837	—	59,837
Equity (losses) earnings	(1,487)	1,789	18,629	18,931	(2,368)	16,563
Interest income	202	29	111	342	—	342
Other income, net	229	14	1	244	—	244

Earnings before interest expense, provision for income taxes, discontinued operations and minority interest	$112,722	$24,147	$23,551	$160,420	$(106)	$160,314

	For the Three Months Ended March 31, 2006
	Downstream	Upstream	Midstream	Segments
	Segment	Segment	Segment	Total	Other	Consolidated
Sales of petroleum products (1)	$—	$2,400,436	$—	$2,400,436	$(4,090)	$2,396,346
Operating revenues	74,067	11,146	56,377	141,590	(1,567)	140,023
Purchases of petroleum products (1)	—	2,376,396	—	2,376,396	(5,356)	2,371,040
Operating expenses, including power and taxes – other than income taxes	35,402	16,802	14,208	66,412	(301)	66,111
General and administrative expenses	5,094	1,807	2,300	9,201	(237)	8,964
Depreciation and amortization expense	10,297	3,271	15,189	28,757	—	28,757
Gains on sales of assets	(7)	—	(1,371)	(1,378)	—	(1,378)

Operating income	23,281	13,306	26,051	62,638	237	62,875
Equity (losses) earnings	(1,266)	2,255	—	989	—	989
Interest income	396	—	76	472	—	472
Other income, net	383	44	—	427	1	428

Earnings before interest expense, provision for income taxes, discontinued operations and minority interest	$22,794	$15,605	$26,127	$64,526	$238	$64,764

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
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(1)	Effective April 1, 2006, we adopted EITF 04-13, which resulted in the netting of certain sales and purchases of petroleum products transactions. The three months ended March 31, 2006 was not adjusted for the adoption of EITF 04-13, as retroactive restatement was not permitted, which impacts comparability.
          The following table provides the total assets, capital expenditures and significant non-cash investing activities for each segment as of and for the periods ended March 31, 2007 and December 31, 2006:

	Downstream	Upstream	Midstream	Segments
	Segment	Segment	Segment	Total	Other	Consolidated
March 31, 2007:
Total assets	$1,091,234	$1,422,182	$1,365,792	$3,879,208	$(82,249)	$3,796,959
Capital expenditures	17,797	13,590	2,107	33,494	590	34,084
Non-cash investing activities	—	—	14,935	14,935	—	14,935
December 31, 2006:
Total assets	$1,160,929	$1,504,699	$1,335,502	$4,001,130	$(78,989)	$3,922,141
Capital expenditures	75,344	48,351	42,929	166,624	3,422	170,046
Non-cash investing activities	—	—	581,341	581,341	—	581,341
          The following table reconciles the segment data from the tables above to consolidated net income for the three months ended March 31, 2007 and 2006:

	For the Three Months Ended
	March 31,
	2007	2006
Earnings before interest expense, provision for income taxes, discontinued operations and minority interest	$160,314	$64,764
Interest expense – net	(22,211)	(21,143)

Income before provision for income taxes	138,103	43,621
Provision for income taxes	16	—
Minority interest	115,524	30,628

Income from continuing operations	22,563	12,993
Discontinued operations	—	5,731

Net income	$22,563	$18,724

NOTE 13. RELATED PARTY TRANSACTIONS
EPCO and Affiliates
          All of our management, administrative and operating functions are performed by employees of EPCO, pursuant to the ASA. We reimburse EPCO for the allocated costs of its employees who perform operating functions for us and for costs related to its other management and administrative employees (see Note 1).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
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          The following table summarizes the related party transactions with EPCO and affiliates for the three months ended March 31, 2007 and 2006:

	For the Three Months Ended
	March 31,
	2007	2006
Revenues from EPCO and affiliates:
Sales of petroleum products (1)	$355	$22
Transportation – NGLs (2)	2,810	1,712
Transportation – LPGs (3)	1,606	1,723
Other operating revenues (4)	306	37
Costs and Expenses from EPCO and affiliates:
Payroll, administrative and other (5) (6)	31,351	31,210
Purchases of petroleum products (7)	8,784	5,707

(1)	Includes sales of Lubrication Services, L.P. (“LSI”) to various EPCO affiliates.

(2)	Includes revenues from NGL transportation on the Chaparral and Panola NGL pipelines.

(3)	Includes revenues from LPG transportation on the TE Products pipeline.

(4)	Includes other operating revenues on the TE Products pipeline.

(5)	Includes payroll, payroll related expenses, administrative expenses, including reimbursements related to employee benefits and employee benefit plans, incurred in managing us and our subsidiaries in accordance with the ASA, and other operating expenses.

(6)	Includes insurance expense for the three months ended March 31, 2007 and 2006, related to premiums paid by EPCO of $5.1 million and $2.7 million, respectively. The majority of our insurance coverage, including property, liability, business interruption, auto and directors and officers’ liability insurance, was obtained through EPCO.

(7)	Includes TCO purchases of condensate for the three months ended March 31, 2007 and 2006 of $8.8 million and $5.7 million, respectively.
          The following table summarizes the related party balances with EPCO and affiliates at March 31, 2007 and December 31, 2006:

	March 31,	December 31,
	2007	2006
Accounts receivable, related parties (1)	$245	$272
Gas imbalance receivable	—	1,278
Insurance reimbursement receivable	1,426	1,426
Accounts payable, related parties (2)	44,911	26,350
Deferred revenue, related parties	—	252
Other liabilities, related party (3)	—	1,814

(1)	Relates to sales and transportation services provided to EPCO and affiliates.

(2)	Relates to direct payroll, payroll related costs and other operational related charges from EPCO and affiliates.

(3)	Relates to our share of EPCO’s Oil Insurance Limited insurance program retrospective premiums obligation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
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     Sale of Pioneer plant
          On March 31, 2006, we sold our ownership interest in the Pioneer silica gel natural gas processing plant located near Opal, Wyoming, together with Jonah’s rights to process natural gas originating from the Jonah and Pinedale fields, located in southwest Wyoming, to an affiliate of Enterprise for $38.0 million in cash. The Pioneer plant was not an integral part of our Midstream Segment operations, and natural gas processing is not a core business for us. We have no continuing involvement in the operations or results of this plant. This transaction was reviewed and recommended for approval by our ACG Committee and a fairness opinion was rendered by an investment banking firm. The sales proceeds were used to fund organic growth projects, retire debt and for other general partnership purposes. The carrying value of the Pioneer plant at March 31, 2006, prior to the sale, was $19.7 million. Costs associated with the completion of the transaction were approximately $0.4 million.
     Jonah Joint Venture
          On August 1, 2006, Enterprise (through an affiliate) became our joint venture partner by acquiring an interest in Jonah, the partnership through which we have owned our interest in the Jonah system. Through March, 31, 2007, we have reimbursed Enterprise $139.3 million for 50% of the Phase V cost incurred by it (including its cost of capital of $1.3 million). At March 31, 2007, we had a payable to Enterprise for costs incurred of $14.9 million (see Note 6). At March 31, 2007, we had a receivable from Jonah of $9.5 million for payroll and related expenses.
          In conjunction with the formation of the joint venture, we have agreed to indemnify Enterprise from any and all losses, claims, demands, suits, liability, costs and expenses arising out of or related to breaches of our representations, warranties, or covenants related to the formation of the Jonah joint venture, Jonah’s ownership or operation of the Jonah system prior to the effective date of the joint venture, and any environmental activity, or violation of or liability under environmental laws arising from or related to the condition of the Jonah system prior to the effective date of the joint venture. In general, a claim for indemnification cannot be filed until the losses suffered by Enterprise exceed $1.0 million, and the maximum potential amount of future payments under the indemnity is limited to $100.0 million. However, if certain representations or warranties are breached, the maximum potential amount of future payments under the indemnity is capped at $207.6 million. All indemnity payments are net of insurance recoveries that Enterprise may receive from third-party insurers. We carry insurance coverage that may offset any payments required under the indemnity. We do not expect that these indemnities will have a material adverse effect on our financial position, results of operations or cash flows.
     Other Transactions
          On January 23, 2007, we sold a 10-mile, 18-inch segment of pipeline to an affiliate of Enterprise for approximately $8.0 million. These assets were part of our Downstream Segment and had a net book value of approximately $2.5 million. The sales proceeds were used to fund construction of a replacement pipeline in the area, in which the new pipeline provides greater operational capability and flexibility. We recognized a gain of approximately $5.5 million on this transaction (see Note 7).
NOTE 14. COMMITMENTS AND CONTINGENCIES
Litigation
          In the fall of 1999, the Parent Company and TE Products were named as defendants in a lawsuit in Jackson County Circuit Court, Jackson County, Indiana, styled Ryan E. McCleery and Marcia S. McCleery, et al. and

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Michael and Linda Robson, et al. v. Texas Eastern Corporation, et al. In the lawsuit, the plaintiffs contend, among other things, that we and other defendants stored and disposed of toxic and hazardous substances and hazardous wastes in a manner that caused the materials to be released into the air, soil and water. They further contend that the release caused damages to the plaintiffs. In their complaint, the plaintiffs allege strict liability for both personal injury and property damage together with gross negligence, continuing nuisance, trespass, criminal mischief and loss of consortium. The plaintiffs are seeking compensatory, punitive and treble damages. On March 18, 2005, we entered into Release and Settlement Agreements with the McCleery plaintiffs dismissing all of these plaintiffs’ claims on terms that did not have a material adverse effect on our financial position, results of operations or cash flows. Although we did not settle with all plaintiffs and we therefore remain named parties in the Michael and Linda Robson, et al. v. Texas Eastern Corporation, et al. action, a co-defendant has agreed, by Cooperative Defense Agreement, to fund the defense. In a trial verdict rendered April 26, 2007, the plaintiffs in this case were awarded no damages from TE Products, and $0.2 million from the co-defendant. It is uncertain whether the plaintiffs will appeal. Consequently, we do not believe that the outcome of these remaining claims will have a material adverse effect on our financial position, results of operations or cash flows.
          On December 21, 2001, TE Products was named as a defendant in a lawsuit in the 10th Judicial District, Natchitoches Parish, Louisiana, styled Rebecca L. Grisham et al. v. TE Products Pipeline Company, Limited Partnership. In this case, the plaintiffs contend that our pipeline, which crosses the plaintiffs’ property, leaked toxic products onto their property and, consequently caused damages to them. We have filed an answer to the plaintiffs’ petition denying the allegations, and we are defending ourselves vigorously against the lawsuit. The plaintiffs assert damages attributable to the remediation of the property of approximately $1.4 million. This case has been stayed pending the completion of remediation pursuant to the Louisiana Department of Environmental Quality (“LDEQ”) requirements. We do not believe that the outcome of this lawsuit will have a material adverse effect on our financial position, results of operations or cash flows.
          In 1991, we were named as a defendant in a matter styled Jimmy R. Green, et al. v. Cities Service Refinery, et al. as filed in the 26th Judicial District Court of Bossier Parish, Louisiana. The plaintiffs in this matter reside or formerly resided on land that was once the site of a refinery owned by one of our co-defendants. The former refinery is located near our Bossier City facility. Plaintiffs have claimed personal injuries and property damage arising from alleged contamination of the refinery property. The plaintiffs have recently pursued certification as a class and have significantly increased their demand to approximately $175.0 million. We have never owned any interest in the refinery property made the basis of this action, and we do not believe that we contributed to any alleged contamination of this property. While we cannot predict the ultimate outcome, we do not believe that the outcome of this lawsuit will have a material adverse effect on our financial position, results of operations or cash flows.
          On September 18, 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in the Court of Chancery of New Castle County in the State of Delaware, in his individual capacity, as a putative class action on behalf of TEPPCO’s other unitholders, and derivatively on TEPPCO’s behalf, concerning proposals made to its unitholders in its definitive proxy statement filed with the SEC on September 11, 2006 (“Proxy Statement”) and other transactions involving us and Enterprise or its affiliates. The complaint names as defendants the Parent Company; our Board of Directors; the Parent Company’s parent companies, including EPCO; Enterprise and certain of its affiliates; and Dan L. Duncan. TEPPCO is named as a nominal defendant.
          The complaint alleges, among other things, that certain of the transactions proposed in the Proxy Statement, including a proposal to reduce the Parent Company’s maximum percentage interest in TEPPCO’s distributions in exchange for Limited Partner Units (the “Issuance Proposal”), are unfair to its unitholders and constitute a breach by the defendants of fiduciary duties owed to its unitholders and that the Proxy Statement failed to provide its unitholders with all material facts necessary for them to make an informed decision whether to vote in favor of or against the proposals. The complaint further alleges that, since Mr. Duncan acquired control of us in 2005, the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
defendants, in breach of their fiduciary duties to TEPPCO and its unitholders, have caused TEPPCO to enter into certain transactions with Enterprise or its affiliates that are unfair to TEPPCO or otherwise unfairly favored Enterprise or its affiliates over TEPPCO. The complaint alleges that such transactions include the Jonah joint venture entered into by TEPPCO and an Enterprise affiliate in August 2006 (citing the fact that our ACG Committee did not obtain a fairness opinion from an independent investment banking firm in approving the transaction) and the sale by TEPPCO to an Enterprise affiliate of the Pioneer plant in March 2006 and the impending divestiture of its interest in MB Storage in connection with an investigation by the FTC. As more fully described in the Proxy Statement, the ACG Committee recommended the Issuance Proposal for approval by our Board of Directors. The complaint also alleges that Richard S. Snell, Michael B. Bracy and Murray H. Hutchison, constituting the three members of the ACG Committee, cannot be considered independent because of their alleged ownership of securities in Enterprise and its affiliates and their relationships with Mr. Duncan.
          The complaint seeks relief (i) rescinding transactions in the complaint that have been consummated or awarding rescissory damages in respect thereof, including the divestiture of our interest in MB Storage; (ii) awarding damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the complaint; and (iii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts.
          On September 22, 2006, the plaintiff in the action filed a motion to expedite the proceedings, requesting the Court to schedule a hearing on plaintiff’s motion for a preliminary injunction to enjoin the defendants from proceeding with the special meeting of unitholders. On September 26, 2006, the defendants advised the Court that TEPPCO would provide to its unitholders specified supplemental disclosures, which were included in the Form 8-K and supplemental proxy materials TEPPCO filed with the SEC on October 5, 2006. The special meeting was convened on December 8, 2006, at which TEPPCO unitholders approved all of the proposals. In light of the foregoing, we believe that the plaintiff’s grounds for seeking relief by requiring TEPPCO to issue a proxy statement that corrects the alleged misstatements and omissions in the Proxy Statement and enjoining the special meeting are moot. On November 17, 2006, the defendants (other than TEPPCO, the nominal defendant) moved to dismiss the complaint. While we cannot predict the ultimate outcome, we do not believe that the outcome of this lawsuit will have a material adverse effect on our financial position, results of operations or cash flows.
          In addition to the proceedings discussed above, we have been, in the ordinary course of business, a defendant in various lawsuits and a party to various other legal proceedings, some of which are covered in whole or in part by insurance. We believe that the outcome of these lawsuits and other proceedings will not individually or in the aggregate have a future material adverse effect on our consolidated financial position, results of operations or cash flows.
Regulatory Matters
          Our pipelines and other facilities are subject to multiple environmental obligations and potential liabilities under a variety of federal, state and local laws and regulations. These include, without limitation: the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Federal Water Pollution Control Act or the Clean Water Act; the Oil Pollution Act; and analogous state and local laws and regulations. Such laws and regulations affect many aspects of our present and future operations, and generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals, with respect to air emissions, water quality, wastewater discharges, and solid and hazardous waste management. Failure to comply with these requirements may expose us to fines, penalties and/or interruptions in our operations that could influence our results of operations. If an accidental leak, spill or release of hazardous substances occurs at any facilities that we own, operate or otherwise use, or where we send materials for treatment or disposal, we could be held jointly and severally liable for all resulting liabilities, including investigation,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
remedial and clean-up costs. Likewise, we could be required to remove or remediate previously disposed wastes or property contamination, including groundwater contamination. Any or all of this could materially affect our results of operations and cash flows.
          We believe that our operations and facilities are in substantial compliance with applicable environmental laws and regulations, and that the cost of compliance with such laws and regulations will not have a material adverse effect on our results of operations or financial position. We cannot ensure, however, that existing environmental regulations will not be revised or that new regulations will not be adopted or become applicable to us. The clear trend in environmental regulation is to place more restrictions and limitations on activities that may be perceived to affect the environment, and thus there can be no assurance as to the amount or timing of future expenditures for environmental regulation compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from our customers, could have a material adverse effect on our business, financial position, results of operations and cash flows. At March 31, 2007 and December 31, 2006, we have an accrued liability of $1.9 million and $1.8 million, respectively, related to sites requiring environmental remediation activities.
          In 1994, the LDEQ issued a compliance order for environmental contamination at our Arcadia, Louisiana, facility. In 1999, our Arcadia facility and adjacent terminals were directed by the Remediation Services Division of the LDEQ to pursue remediation of this contamination. Effective March 2004, we executed an access agreement with an adjacent industrial landowner who is located upgradient of the Arcadia facility. This agreement enables the landowner to proceed with remediation activities at our Arcadia facility for which it has accepted shared responsibility. At March 31, 2007, we have an accrued liability of $0.1 million for remediation costs at our Arcadia facility. We do not expect that the completion of the remediation program proposed to the LDEQ will have a future material adverse effect on our financial position, results of operations or cash flows.
          On July 27, 2004, we received notice from the United States Department of Justice (“DOJ”) of its intent to seek a civil penalty against us related to our November 21, 2001, release of approximately 2,575 barrels of jet fuel from our 14-inch diameter pipeline located in Orange County, Texas. The DOJ, at the request of the Environmental Protection Agency, is seeking a civil penalty against us for alleged violations of the Clean Water Act (“CWA”) arising out of this release, as well as three smaller spills at other locations in 2004 and 2005. We have agreed with the DOJ on a proposed penalty of $2.9 million, along with our commitment to implement additional spill prevention measures, and expect to finalize the settlement by the end of 2007. We do not expect this settlement to have a material adverse effect on our financial position, results of operations or cash flows.
          One of the spills encompassed in our current settlement discussion with the DOJ involved a 37,450-gallon release from Seaway on May 13, 2005 at Colbert, Oklahoma. This release was remediated under the supervision of the Oklahoma Corporation Commission, but resulted in claims by neighboring landowners that have been settled for approximately $0.7 million. In addition, the release resulted in a Corrective Action Order by the U.S. Department of Transportation. Among other requirements of this Order, we were required to reduce the operating pressure of Seaway by 20% until completion of required corrective actions. The corrective actions were completed and on June 1, 2006, we increased the operating pressure of Seaway back to 100%. We have a 50% ownership interest in Seaway, and any settlement should be covered by our insurance. We do not expect the completion of our obligations relating to the Colbert release to have a material adverse effect on our financial position, results of operations or cash flows.
          On September 18, 2005, a propane release and fire occurred at our Todhunter facility, near Middletown, Ohio. The incident resulted in the death of one of our employees; there were no other injuries. Repairs to the impacted facilities have been completed. On March 17, 2006, we received a citation from the Occupational Safety

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
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and Health Administration (“OSHA”) arising out of this incident, with a penalty of $0.1 million. The settlement of this citation did not have a material adverse effect on our financial position, results of operations or cash flows.
          We are also in negotiations with the U.S. Department of Transportation with respect to a notice of probable violation that we received on April 25, 2005, for alleged violations of pipeline safety regulations at our Todhunter facility, with a proposed $0.4 million civil penalty. We responded on June 30, 2005, by admitting certain of the alleged violations, contesting others and requesting a reduction in the proposed civil penalty. We do not expect any settlement, fine or penalty to have a material adverse effect on our financial position, results of operations or cash flows.
          The FERC, pursuant to the Interstate Commerce Act of 1887, as amended, the Energy Policy Act of 1992 and rules and orders promulgated thereunder, regulates the tariff rates for our interstate common carrier pipeline operations. To be lawful under that Act, interstate tariff rates, terms and conditions of service must be just and reasonable and not unduly discriminatory, and must be on file with FERC. In addition, pipelines may not confer any undue preference upon any shipper. Shippers may protest, and the FERC may investigate, the lawfulness of new or changed tariff rates. The FERC can suspend those tariff rates for up to seven months. It can also require refunds of amounts collected with interest pursuant to rates that are ultimately found to be unlawful. The FERC and interested parties can also challenge tariff rates that have become final and effective. Because of the complexity of rate making, the lawfulness of any rate is never assured. A successful challenge of our rates could adversely affect our revenues.
          The FERC uses prescribed rate methodologies for approving regulated tariff rates for transporting crude oil and refined products. Our interstate tariff rates are either market-based or derived in accordance with the FERC’s indexing methodology, which currently allows a pipeline to increase its rates by a percentage linked to the producer price index for finished goods. These methodologies may limit our ability to set rates based on our actual costs or may delay the use of rates reflecting increased costs. Changes in the FERC’s approved methodology for approving rates could adversely affect us. Adverse decisions by the FERC in approving our regulated rates could adversely affect our cash flow.
          The intrastate liquids pipeline transportation services we provide are subject to various state laws and regulations that apply to the rates we charge and the terms and conditions of the services we offer. Although state regulation typically is less onerous than FERC regulation, the rates we charge and the provision of our services may be subject to challenge.
          Although our natural gas gathering systems are generally exempt from FERC regulation under the Natural Gas Act of 1938, FERC regulation still significantly affects our natural gas gathering business. In recent years, the FERC has pursued pro-competition policies in its regulation of interstate natural gas pipelines. If the FERC does not continue this approach, it could have an adverse effect on the rates we are able to charge in the future. In addition, our natural gas gathering operations could be adversely affected in the future should they become subject to the application of federal regulation of rates and services. Additional rules and legislation pertaining to these matters are considered and adopted from time to time. We cannot predict what effect, if any, such regulatory changes and legislation might have on our operations, but we could be required to incur additional capital expenditures.
Contractual Obligations
          There have been no significant changes in our schedule of maturities of long-term debt or other contractual obligations since the year ended December 31, 2006.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
Other
          Centennial entered into credit facilities totaling $150.0 million, and as of March 31, 2007, $150.0 million was outstanding under those credit facilities, of which $10.0 million matured and was repaid in April 2007, and $140.0 million has a final maturity in April 2024. TE Products and Marathon have each guaranteed one-half of the repayment of Centennial’s outstanding debt balance (plus interest) under these credit facilities. If Centennial defaults on its outstanding balance, the estimated maximum potential amount of future payments for TE Products and Marathon is $75.0 million each at March 31, 2007. Provisions included in the $140.0 million Centennial credit facility required that certain financial metrics be achieved and for the guarantees to be removed by May 2007. It is not projected that these metrics will be achieved, and we expect to amend the provisions of the Centennial debt agreements in the second quarter of 2007 to require the guarantees to remain throughout the life of the debt. As a result of the guarantee, TE Products recorded an obligation of $0.1 million, which represents the present value of the estimated amount we would have to pay under the guarantee.
          TE Products, Marathon and Centennial have entered into a limited cash call agreement, which allows each member to contribute cash in lieu of Centennial procuring separate insurance in the event of a third-party liability arising from a catastrophic event. There is an indefinite term for the agreement and each member is to contribute cash in proportion to its ownership interest, up to a maximum of $50.0 million each. As a result of the catastrophic event guarantee, TE Products recorded a $4.4 million obligation, which represents the present value of the estimated amount that we would have to pay under the guarantee. If a catastrophic event were to occur and we were required to contribute cash to Centennial, contributions exceeding our deductible might be covered by our insurance, depending upon the nature of the catastrophic event.
          One of our subsidiaries, TCO, has entered into master equipment lease agreements with finance companies for the use of various equipment. We have guaranteed the full and timely payment and performance of TCO’s obligations under the agreements. Generally, events of default would trigger our performance under the guarantee. The maximum potential amount of future payments under the guarantee is not estimable, but would include base rental payments for both current and future equipment, stipulated loss payments in the event any equipment is stolen, damaged, or destroyed and any future indemnity payments. We carry insurance coverage that may offset any payments required under the guarantees. We do not believe that any performance under the guarantee would have a material effect on our financial condition, results of operations or cash flows.
          On February 24, 2005, the Parent Company was acquired from Duke Energy Field Services, LLC by DFI. On March 11, 2005, the Bureau of Competition of the FTC delivered written notice to DFI’s legal advisor that it was conducting a non-public investigation to determine whether DFI’s acquisition of the Parent Company may substantially lessen competition or violate other provisions of federal antitrust laws. We have cooperated fully with this investigation.
          On October 31, 2006, an FTC order and consent agreement ending its investigation became final. The order required the divestiture of TEPPCO’s 50% interest in MB Storage and certain related assets to one or more FTC-approved buyers in a manner approved by the FTC and subject to its final approval. The order contained no minimum price for the divestiture and required that TEPPCO provide the acquirer or acquirers the opportunity to hire employees who spend more than 10% of their time working on the divested assets. The order also imposed specified operational, reporting and consent requirements on us including, among other things, in the event that we acquire interests in or operate salt dome storage facilities for NGLs in specified areas. The FTC approved a buyer and sale terms for our interest in MB Storage and certain related pipelines, and we closed on such sale on March 1, 2007 (see Note 7).

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
          On December 19, 2006, we announced that we had signed an agreement with Motiva Enterprises, LLC (“Motiva”) for us to construct and operate a new refined products storage facility to support the proposed expansion of Motiva’s refinery in Port Arthur, Texas. Under the terms of the agreement, we will construct a 5.4 million barrel refined products storage facility for gasoline and distillates. The agreement also provides for a 15-year throughput and dedication of volume, which will commence upon completion of the refinery expansion. The project includes the construction of 20 storage tanks, five 3.5-mile product pipelines connecting the storage facility to Motiva’s refinery, 15,000 horsepower of pumping capacity, and distribution pipeline connections to the Colonial, Explorer and Magtex pipelines. The storage and pipeline project is expected to be completed by January 1, 2010. As a part of a separate but complementary initiative, we will construct an 11-mile, 20-inch pipeline to connect the new storage facility in Port Arthur to our refined products terminal in Beaumont, Texas, which is the primary origination facility for our mainline system. These projects will facilitate connections to additional markets through the Colonial, Explorer and Magtex pipeline systems and provide the Motiva refinery with access to our pipeline system. The total cost of the project is expected to be approximately $240.0 million, including $20.0 million for the 11-mile, 20-inch pipeline. By providing access to several major outbound refined product pipeline systems, shippers should have enhanced flexibility and new transportation options. Under the terms of the agreement, if Motiva cancels the agreement prior to the commencement date of the project, Motiva will reimburse us the actual reasonable expenses we have incurred after the effective date of the agreement, including both internal and external costs that would be capitalized as a part of the project. If the cancellation were to occur in 2007, Motiva would also pay costs incurred to date plus a five percent cancellation fee, with the fee increasing to ten percent after 2007.
NOTE 15. SUPPLEMENTAL CASH FLOW INFORMATION
          The following table provides information regarding (i) the net effect of changes in our operating assets and liabilities, (ii) non-cash investing activities and (iii) cash payments for interest for the three months ended March 31, 2007 and 2006:

	For the Three Months Ended
	March 31,
	2007	2006
Decrease (increase) in:
Accounts receivable, trade	$76,246	$(171,920)
Accounts receivable, related parties	(10,774)	2,397
Inventories	8,359	(17,488)
Advances to related parties	—	1
Other current assets	776	11,187
Other	(4,181)	(3,421)
Increase (decrease) in:
Accounts payable and accrued expenses	(111,763)	134,962
Accounts payable, related parties	4,803	(5,639)
Other	(3,190)	502

Net effect of changes in operating accounts	$(39,724)	$(49,419)

Non-cash investing activities:
Payable to Enterprise Gas Processing, LLC for spending for Phase V expansion of Jonah Gas Gathering Company	$14,935	$—

Supplemental disclosure of cash flows:
Cash paid for interest (net of amounts capitalized)	$42,947	$38,450

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
NOTE 16. SUBSEQUENT EVENTS
          On May 7, 2007, all of the member interests in the Parent Company, together with 4,400,000 of TEPPCO’s Units, were sold by affiliates of EPCO, Inc. to Enterprise GP Holdings Inc., a publicly traded partnership also controlled indirectly by EPCO, Inc.
Junior Subordinated Notes
          In May 2007, TEPPCO issued and sold $300.0 million in principal amount of fixed/floating, unsecured, long-term subordinated notes due June 1, 2067 (“Junior Subordinated Notes”). TEPPCO used the proceeds from this subordinated debt to temporarily reduce borrowings outstanding under its Revolving Credit Facility and for general partnership purposes. TEPPCO’s payment obligations under the Junior Subordinated Notes are subordinated to all of its current and future senior indebtedness (as defined in the related indenture). TE Products, TEPPCO Midstream, TCTM and Val Verde (collectively, the “Subsidiary Guarantors”) have jointly and severally guaranteed, on a junior subordinated basis, payment of the principal or, premium, if any, and interest on the Junior Subordinated Notes.
          The indenture governing the Junior Subordinated Notes allows TEPPCO to defer interest payments on one or more occasions for up to ten consecutive years, subject to certain conditions. The indenture agreement also provides that during any period in which TEPPCO defers interest payments on the Junior Subordinated Notes, subject to certain exceptions, (i) TEPPCO cannot declare or make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its equity securities; (ii) neither TEPPCO nor the Subsidiary Guarantors will make, and TEPPCO and the Subsidiary Guarantors will cause their respective majority-owned subsidiaries not to make, any payment of interest, principal or premium, if any, on or repay, purchase or redeem any of its or the Subsidiary Guarantor’s debt securities (including securities similar to the Junior Subordinated Notes) that contractually rank equally with or junior to the Junior Subordinated Notes or the guarantees, as applicable; and (iii) neither TEPPCO nor the Subsidiary Guarantors will make, and TEPPCO and the Subsidiary Guarantors will cause their respective majority-owned subsidiaries not to make, any payments under a guarantee of debt securities (including under a guarantee of debt securities that are similar to the Junior Subordinated Notes) that contractually ranks equally with or junior to the Junior Subordinated Notes or the guarantees, as applicable.
          The Junior Subordinated Notes will bear interest at a fixed annual rate of 7.0% from May 2007 to June 1, 2017, payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2007. After June 1, 2017, the Junior Subordinated Notes will bear interest at a variable annual rate equal to the 3-month LIBOR rate for the related interest period plus 2.7775%, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year commencing September 1, 2017. Interest payments may be deferred on a cumulative basis for up to ten consecutive years, subject to the certain provisions. Deferred interest will bear interest at the then-prevailing interest rate on the Junior Subordinated Notes. The Junior Subordinated Notes mature in June 2067. The Junior Subordinated Notes are redeemable in whole or in part prior to June 2017 for a “make-whole” redemption price and thereafter at a redemption price equal to 100% of their principal amount plus accrued interest. The Junior Subordinated Notes are also redeemable prior to June 2017 in whole (but not in part) upon the occurrence of certain tax or rating agency events at specified redemption prices.
          In connection with the issuance of the Junior Subordinated Notes, TEPPCO and its Subsidiary Guarantors entered into a Replacement Capital Covenant in favor of holders of a designated series of senior long-term indebtedness (as defined in the underlying documents) pursuant to which TEPPCO and its Subsidiary Guarantors agreed for the benefit of such debt holders that they would not redeem or repurchase or otherwise satisfy, discharge or defease any of the Junior Subordinated Notes on or before June 1, 2037, unless, subject to certain limitations,

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
during the 180 days prior to the date of that redemption, repurchase, defeasance or purchase, TEPPCO has or one of its subsidiaries has received a specified amount of proceeds from the sale of qualifying securities that have characteristics that are the same as, or more equity-like than, the applicable characteristics of the Junior Subordinated Notes.
Treasury Locks
          In May 2007, TEPPCO’s treasury locks for a notional amount of $300.0 million (see Note 6), were terminated concurrent with the issuance of the Junior Subordinated Notes. The termination of the treasury locks resulted in gains of $1.4 million. These gains will be deferred as adjustments to the carrying value of the Junior Subordinated Notes and will be amortized using the effective interest method as reductions to future interest expense over the fixed rate term of the Junior Subordinated Notes, which is ten years. In the event of early extinguishment of the Junior Subordinate Notes, any remaining unamortized gains would be recognized in the consolidated statement of income at the time of extinguishment.
Centennial Debt Guarantee
          In May 2007, provisions of Centennial’s credit facility were amended. Provisions included in the $140.0 million Centennial credit facility required that certain financial metrics be achieved and for the guarantees to be removed by May 2007. These metrics were not achieved, and the provisions of the Centennial credit facility were amended in May 2007 to require the guarantees to remain throughout the life of the debt. As a result of the guarantee, TE Products recorded an obligation of $9.2 million, which represents the present value of the estimated amount TEPPCO would have to pay under the guarantee.